Exhibit 5.1
Cohen & Steers, Inc.
280 Park Avenue
New York, New York 10017
May 10, 2021
Cohen & Steers, Inc.
280 Park Avenue
New York, NY 10017
Ladies and Gentlemen:
I am the Senior Vice President, Corporate Counsel and Assistant Secretary to Cohen & Steers, Inc., a Delaware corporation (the “Company”), and as such I have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (1) the issuance from time to time by the Company of an indeterminate number of shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Company Shares”) and (2) the sale from time to time by certain selling stockholders identified in the prospectus that forms a part of the Registration Statement of up to an aggregate of 21,660,862 shares of Common Stock and the sale from time to time of an indeterminate number of shares of Common Stock by selling stockholders who may be identified in supplements to the prospectus that forms a part of the Registration Statement, in each case that are issued and outstanding (collectively, the “Stockholder Shares”) or issuable by the Company in accordance with the terms of outstanding restricted stock units awarded pursuant to the Amended and Restated Cohen & Steers, Inc. Stock Incentive Plan (the “RSU Shares”). Prior to the original date of filing of the Registration Statement, the selling stockholders identified in the prospectus that forms a part of the Registration Statement beneficially owned an aggregate of 21,513,073 shares of Common Stock and held restricted stock units pursuant to which an aggregate of 147,789 shares are scheduled to be delivered.
I have examined the Registration Statement and a form of the stock certificate, which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth.
In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:
1. When the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Company Shares, and upon payment and delivery in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board, the Company Shares will be validly issued, fully paid and nonassessable.

2. The Stockholder Shares are validly issued, fully paid and nonassessable.
3. When the RSU Shares are issued and delivered in accordance with the terms of the applicable restricted stock unit agreements, the RSU Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Brian W. Heller, Esq.
Brian W. Heller, Esq.
2